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                                                                   EXHIBIT 10.13


November 2, 1998


Stuart D. Edwards
658 Westridge Dr.
Portola Valley, CA  94028

Dear Stu:

     This letter is to confirm the following terms governing our mutual decision and agreement to terminate the employment relationship between you and Somnus ("Agreement"), which terms are effective November 2, 1998 (the "Effective Date"). We have agreed on the following points:

     We have agreed to terminate our employment relationship effective December 31, 1998. We have agreed that:

      (i) you will receive as severance twenty-four (24) months compensation, calculated at your current salary rate, less applicable withholding, and less $2,540.00 per month that shall constitute repayment to the Company of amounts owing;

      (ii) you will receive a severance adder of $100,000 on December 31, 1998, less applicable withholding;

     (iii) your August 1997 stock option becomes fully vested on the Effective Date. This option shall be exercisable for up to 90 days after December 31, 1998 as an "incentive stock option" (as defined in Section 422(d) of the Internal Revenue Code of 1986, as amended (the "Code") (to the extent possible under the $100,000 rule of Section 422 of the Code)) and shall be exercisable thereafter and until June 30, 2001 as a nonstatutory stock option;

      (iv) you have been granted an option for 100,000 shares of Common Stock pursuant to the Company's 1996 Stock Plan, which shares shall all vest immediately on January 1, 1999. The shares carry an exercise price of $3.25, the fair market value on the Effective Date, which is also the date of grant. This option is exercisable for up to 90 days after December 31, 1998 as an incentive stock option (to the extent possible under the $100,000 rule of Section 422 of the Code) and shall be exercisable thereafter until June 30, 2001 as a nonstatutory stock option;

      (v) you shall continue with the Company on the board of directors as Chairman and as an officer with the title of Chief Technical Officer (and as such shall continue to be eligible for such benefits as are afforded other board members, including reimbursement of board-related expenses and participation in the director option program), for a minimum of two years from the Effective Date, subject to your continued election to the Board by the Company's stockholders. These positions may be voluntarily terminated by you at any time without adversely affecting the severance benefits stated in the preceding paragraphs.

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     We agree that this Agreement shall be governed by the laws of California.
You agree that you shall continue to maintain the confidentiality of all confidential and proprietary information of the Company and shall continue to comply with the terms and conditions of any confidentiality agreement you entered into with the Company.

     We agree that the payments and arrangement described above is in full settlement of any claims, liabilities, demands or causes of action, known or unknown, that Somnus or you ever had, now have, or may claim to have had against the other party (in the case of Somnus, this shall include any of its directors, officers, and employees) as of the date of this Agreement. Each party releases any and all such claims against the other party (and, in the case of Somnus, any of its directors, officers, and employees) as of the date of this Agreement. This includes claims arising under common law, statutory law or the federal or state constitution, federal, state or local laws prohibiting discrimination in employment, and any and all other claims arising from your employment relationship with Somnus or the termination of that relationship. We agree that the release set forth in this section shall be and remain in effect in all respects as a complete general release as to the matters released. This release does not extend to any obligations incurred under this Agreement.

     4. You acknowledge that the Company has paid all salary, wages, bonuses, accrued vacation, commissions and any and all other benefits due to you once the payments described above have been made.

     5. Civil Code Section 1542. We each represent that we are not aware of any claim by either of us other than the claims that are released by this Agreement. We acknowledge that we have been advised by legal counsel and are familiar with the provisions of California Civil Code Section 1542, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR.

     Being aware of said code section, we each agree to expressly waive any rights we may have thereunder, as well as under any other statute or common law principles of similar effect.

     6. We each agree to use our best efforts to maintain in confidence the existence of this Agreement, the contents and terms of this Agreement, and the consideration for this Agreement (hereinafter collectively referred to as "Settlement Information"). We each agree to take every reasonable precaution to prevent disclosure of any Settlement Information to third parties, and each agree that there will be no publicity, directly or indirectly, concerning any Settlement Information. We each also agree to take every precaution to disclose Settlement Information only to those employees, officers, directors, attorneys, accountants, governmental entities, and family members who have a reasonable need to know of such Settlement Information.

     7. You also agree to waive and release any rights that you may have under the Age Discrimination in Employment Act ("ADEA") in exchange for this separation payment and benefits from Somnus. Your are making this waiver and release knowingly and voluntarily. You

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acknowledge that the benefits that you receive in exchange for this waiver and release agreement is in addition to anything of value to which you were already entitled. You and Somnus agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the effective date of this Agreement.

     You acknowledge that prior to signing this Agreement, you have had time to consult with a financial advisor, accountant, attorney or anyone else whose advice you need. After you sign this Agreement, you have seven (7) working days to revoke your consent. Any revocation should be in writing and delivered to the Company by close of business on the seventh business day from the date that you signed this document. This Agreement will not become effective and you will not receive any payment until the seven-day revocation period has passed.

     8. The provisions of this Agreement set forth the entire agreement between you and Somnus concerning the separation of your employment. Any other promises, written or oral, are replaced by the provisions of this Agreement and are no longer effective unless they are contained in this document. Further, Somnus and you agree that any dispute regarding this Agreement shall be settled by final and binding arbitration to be held in accordance with the California Employment Dispute rules then in effect at the American Arbitration Association.

     By singing below, you acknowledge that you are entering into this Agreement knowingly and voluntarily. In addition, you also acknowledge by your signature that you have carefully read and fully understand all the provisions of this Agreement and the releases that it contains. This document has serious legal consequences and you should consult an attorney before signing it.

     Somnus Medical Technologies, Inc.

     /s/ Robert McCulloch

Date:   12/9    , 1998
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             Robert McCulloch


     By my signature, I agree to the terms set forth above:

     /s/ Stuart D. Edwards

Date:   12/9    , 1998
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             Stuart D. Edwards

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